Exhibit 4.1

THIRD AMENDMENT TO

KILROY REALTY

2006 INCENTIVE AWARD PLAN

THIS THIRD AMENDMENT TO KILROY REALTY 2006 INCENTIVE AWARD PLAN (this “Third Amendment”), dated as of May 27, 2009 (the “Amendment Effective Date”), is made and adopted by Kilroy Realty Corporation, a Maryland corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

WHEREAS, the Company maintains the Kilroy Realty 2006 Incentive Award Plan (the “Plan”);

WHEREAS, pursuant to Section 14.1 of the Plan, the Plan may be amended by the Committee at any time and from time to time with the approval of the Board of Directors of the Company, provided, that approval by the stockholders of the Company is required for any amendment to the Plan that increases the number of shares of Stock available under the Plan (other than certain adjustments under the Plan); and

WHEREAS, the Company desires to amend the Plan as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that, subject to approval by the stockholders of the Company, the Plan be and hereby is amended as follows:

1. Article 2 of the Plan is hereby amended to incorporate a new section following Section 2.20, renumbering each subsequent section accordingly, to read in its entirety as follows:

“2.21 “Full Value Award” means any Award other than (i) an Option, (ii) a Stock Appreciation Right or (iii) any other Award for which the Participant pays the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company), including any Restricted Stock Award, Performance Share Award, Performance Stock Unit Award, Dividend Equivalents Award, Stock Payment Award, Deferred Stock Award, Restricted Stock Unit Award, Profits Interest Unit Award, Other Incentive Award, Performance Bonus Award, or Performance-Based Award, in each case, to the extent settled in Stock.”

2. Section 2.25 of the Plan is hereby deleted and replaced in its entirety with the following:

“2.25 “Option” means a right granted to a Participant pursuant to Article 5 hereof to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option and may also be a Five-Year Option, a Ten-Year Option or a Premium Option.”

3. Section 3.1(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“(a) Subject to adjustment as provided in Section 3.1(b) and Section 11 hereof, a total of 3,130,000 shares of Stock shall be authorized for grants of Awards under the Plan, subject to the limitations contained in this Section 3.1(a) (the “Share Limit”). Shares of Stock subject to Awards granted on or after the Amendment Effective Date, shall be counted as follows:

(i) Awards of Options, Stock Appreciation Rights or other Awards that do not constitute Full Value Awards or Premium Options (as defined below) and that expire more than five (5) years from the applicable date of grant (“10-Year Options”) shall be counted against the Share Limit as 1.43 shares of Stock for every one (1) share of Stock subject to such 10-Year Option;

(ii) Awards of Options, Stock Appreciation Rights or other Awards that do not constitute Full Value Awards or Premium Options and that expire five (5) years or less from the applicable date of grant (“5-Year Options”) shall be counted against the Share Limit as 1.23 shares of Stock for every one (1) share of Stock subject to such 5-Year Option;

(iii) Awards of Options, Stock Appreciation Rights or other Awards that do not constitute Full Value Awards and that have an exercise price or strike price (as applicable) equal to no less than 130% of Fair Market Value on the applicable date of grant and that expire more than five (5) years from the applicable date of grant (“10-Year Premium Options”) shall be counted against the Share Limit as 1.25 shares of Stock for every one (1) share of Stock subject to such 10-Year Premium Option;

(iv) Awards of Options, Stock Appreciation Rights or other Awards that do not constitute Full Value Awards and that have an exercise price or strike price (as applicable) equal to no less than 130% of Fair Market Value on the applicable date of grant and that expire five (5) years or less from the applicable date of grant (“5-Year Premium Options” and, together with 10-Year Premium Options, “Premium Options”) shall be counted against the Share Limit as one (1) share of Stock for every one (1) share of Stock subject to such 5-Year Premium Option; and

(v) Full Value Awards shall be counted against the Share Limit as 3.35 shares of Stock for every one (1) share of Stock subject to such Full-Value Award.”

4. Section 3.1(b) of the Plan is hereby deleted and replaced in its entirety with the following:

“(b) To the extent that an Award terminates, expires or lapses for any reason, any shares of Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Notwithstanding the foregoing, any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation with respect to any Award shall be counted as issued and transferred to the Participant under the Plan and shall not again become available for the grant of an Award pursuant to the Plan. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. Each Profits Interest Unit issued pursuant to an Award shall count as 3.35 shares of Stock against the Share Limit (in accordance with Section 3.1(a)) and shall be counted as one (1) share of Stock for purposes of applying the individual Award limitation set forth in Section 3.3. For purposes of determining the number of shares of Stock available for grants of Awards in accordance with the Share Limit under Section 3.1(a), the number of shares of Stock taken into account with respect to Stock Appreciation Rights exercisable for shares of Stock shall be the number of shares underlying the Stock Appreciation Rights upon grant (i.e., not the final number of shares of Stock delivered upon exercise of the Stock Appreciation Right). The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance or transfer under the Plan. Notwithstanding the provisions of this Section 3.1(b), no shares of Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

5. Section 3.1 of the Plan is hereby amended to incorporate a new subsection (c) to read in its entirety as follows:

“(c) Any shares of Stock that were previously subject to an Award and that again become available for grant pursuant to Section 3.1(b) hereof shall be added back to the Share Limit as the same number of shares of Stock by which such Awards reduced the number of shares of Stock available under the Share Limit at the time of grant, provided, however, that shares subject to Awards granted prior to the Amendment Effective Date that again become available for grant pursuant to Section 3.1(b) hereof shall be added back to the Share Limit as 3.35 shares of Stock and, provided, further, that notwithstanding the foregoing, in no event shall Awards covering more than 3,130,000 shares of Stock be granted under the Plan. The Committee shall determine the appropriate methodology for calculating the number of shares of Stock issued pursuant to the Plan.”

6. Section 3.3 of the Plan is hereby deleted and replaced in its entirety with the following:

“Notwithstanding any provision in the Plan to the contrary, and subject to Article 11 hereof, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during any calendar year shall be 1,500,000 shares. With respect to one or more Awards to any one Participant which are not denominated in Stock or otherwise for which the foregoing limitation would not be an effective limitation, the maximum amount that may be paid in cash during any calendar year shall be $30,000,000.”

7. Section 7.1(a) of the Plan is hereby deleted and replaced in its entirety with the following:

(a) A Stock Appreciation Right may be granted to any Participant selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement, provided, that the term of any Stock Appreciation Right granted under the Plan shall not exceed ten years.”

8. This Third Amendment shall be and is hereby incorporated in and forms a part of the Plan.

9. Except as set forth herein, the Plan shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

I hereby certify that the foregoing Third Amendment was duly adopted by the Board of Directors of Kilroy Realty Corporation on February 25, 2009.

Executed on this 27th day of May, 2009.

By:	/s/ Tyler H. Rose
Name:	Tyler H. Rose
Title:	Senior Vice President and Treasurer

I hereby certify that the foregoing Third Amendment was approved by the stockholders of Kilroy Realty Corporation on May 27, 2009.

Executed on this 27th day of May, 2009.

By:	/s/ Tyler H. Rose
Name:	Tyler H. Rose
Title:	Senior Vice President and Treasurer